Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Generation Bio Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	3,433,965 (2)	$1.05 (3)	$3,605,663.25 (3)	$153.10 per $1,000,000	$553
Total Offering Amounts					$3,605,663.25		$553
Total Fee Offsets							—
Net Fee Due							$553

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents (i) 2,679,216 additional shares issuable under the 2020 Stock Incentive Plan as a result of an automatic annual increase on January 1, 2025 pursuant to the terms of such plan, (ii) 669,804 additional shares issuable under the 2020 Employee Stock Purchase Plan as a result of an automatic annual increase on January 1, 2025 pursuant to the terms of such plan, and (iii) 84,945 additional shares that were issuable upon the vesting of restricted stock unit awards previously granted under the 2020 Stock Incentive Plan and reacquired by the Registrant to satisfy tax withholding obligations in connection with such awards, which are now available for future issuance under the 2020 Stock Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on December 30, 2024.